Exhibit T3B.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOODMAN NETWORKS SERVICES, LLC

This Limited Liability Company Agreement of Goodman Networks Services, LLC, a Delaware limited liability company (the “Company”) is made and adopted as of the 7th day of April, 2014, by Goodman Networks Incorporated, the initial sole Member of the Company.

ARTICLE I

DEFINITIONS

1.1 The following terms used in this Company Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Agreement” has the meaning set forth in the first paragraph hereof.

“Capital Account” means the individual capital account maintained for each Member pursuant to Section 3.4.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of Delaware on March 21,2014, as amended from time to time.

“Company” has the meaning set forth in the first paragraph hereof.

“DLLCA” means the Delaware Limited Liability Company Act, as amended, and any succeeding law.

“Distribution” has the meaning set forth in Section 4.2.

“Fiscal Year” means the calendar year, which is the period fixed by the Company as its taxable year for federal income tax purposes.

“Initial Capital Contribution” has the meaning set forth in Section 3.1.

“Liquidation” has the meaning set forth in Section 8.2.

“Liquidator” has the meaning set forth in Section 8.2.

“Managers” has the meaning set forth in Section 0.

“Member” means the sole member named in the first paragraph hereof initially, and any Person or Persons thereafter admitted as a substituted or additional Member in accordance with this Company Agreement.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other legally recognized entity, or a government or any political subdivision or agency thereof.

1.2 Usage. In this Company Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Company Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender and the neuter, as appropriate;

(d) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any law means such law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Company Agreement as a whole and not to any particular Article, Section, or other provision thereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Name and Formation. The business of the Company shall be conducted under the name of Goodman Networks Services, LLC, or such other name as from time to time may be determined by the Managers. The Company has been formed as a Delaware limited liability company pursuant to the DLLCA by filing Certificate of Formation with the Delaware Secretary of State in accordance with the DLLCA, and the rights and liabilities of the Member and Managers shall be as provided in the DLLCA, except as otherwise provided herein.

2.2 Principal Office. The principal place of business and mailing address of the Company shall be 6400 International Parkway, Suite 1000, Plano, Texas 75093, or at such other place or places as from time to time may be determined by the Member or the Managers.

2.3 Purpose. The purpose of the Company shall be the transaction of any or all lawful business for which limited liability companies may be organized under the DLLCA. The Company shall have all powers necessary or desirable to accomplish the aforesaid purpose.

2.4 Qualification and Registration. The Company shall, as soon as practicable, take all action necessary to qualify the Company to do business and to execute all certificates or other documents, and perform all filings and recordings, as are required by the laws of the State of Delaware and the other jurisdictions in which the Company does business.

2.5 Registered Office and Registered Agent. The Company’s initial registered office in the State of Delaware and the name of its initial registered agent at such address are as set forth in the Certificate.

ARTICLE III

CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

3.1 Initial Contribution. The initial capital contribution of the Member shall be those interests transferred, assigned, or conveyed to the Company as set forth in Exhibit A attached hereto (the “Initial Capital Contribution”).

3.2 Initial Percentage Interest. The initial percentage interest of the Member shall be one hundred percent (100%).

3.3 Additional Capital Contributions. The Member shall not be obligated to make additional capital contributions to the Company beyond the Initial Capital Contribution. Any additional capital contributions shall be made by the Member solely in its discretion.

3.4 Capital Account. The Company may maintain a Capital Account for the Member. The Member’s Capital Account shall consist of the Member’s Initial Capital Contribution, increased by additional capital contributions and by the Member’s share of Company profits and decreased by distributions to the Member and by the Member’s share of Company losses. No advance of money to the Company by the Member as provided in Section 6.3 shall be credited to the Capital Account of the Member unless accompanied by evidence that the Member intends the advance to be an additional capital contribution to the Company.

3.5 Contributions Not to be Returned at Any Specified Time. Except as otherwise provided in this Company Agreement, the Member shall not have the right to demand the return of its capital contribution.

3.6 Restrictions Relating to Capital. The Member shall not (i) be entitled to receive interest on its capital contribution, (ii) have the right to partition the Company’s property, or (iii) be liable to the Company to restore any deficit balance in its Capital Account.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations. Except as otherwise required by applicable provisions of tax law, solely for federal income tax purposes and for purposes of certain state tax laws, the Company shall be disregarded as an entity separate from the Member. Each item of Company income, gain, loss, deduction, and credit shall be treated as if realized directly by, and shall be allocated one hundred percent (100%) to the Member.

4.2 Distributions. Distributions of cash or other assets shall be made in the amounts and at the times determined by the Member (each a “Distribution”). No Distribution shall be made to the extent prohibited by the DLLCA, including, without limitation, any Distribution if immediately after making the Distribution the Company’s total liabilities would exceed the fair value of the Company’s total assets. For purposes of this Section, the terms (i) “total liabilities” shall not include (a) liabilities related to a Member’s membership interest, or (b) liabilities for which the recourse of creditors is limited to specified property of the Company, and (ii) the term “total assets” shall include the fair value of that property subject to a liability for which recourse of creditors is limited to specified property of the Company only to the extent that the fair value of such property exceeds the liability.

ARTICLE V

ACCOUNTING AND REPORTS

5.1 Books of Account. The Company shall maintain or cause to be maintained at all times true and proper books, records, reports and accounts in accordance with generally accepted accounting principles consistently applied, in which shall be entered fully and accurately all transactions of the Company, and shall also maintain or cause to be maintained at all times any other documents or records required under the DLLCA. The Member shall have access to the foregoing at all reasonable times. The Company shall keep vouchers, statements, receipted bills and invoices and all other records in connection with the Company’s business.

5.2 Accounting and Reports. The books of account shall be closed promptly after the end of each Fiscal Year. Promptly thereafter, the Company shall make such written reports to the Member as requested by the Member, which may include a balance sheet of the Company as of the end of such year, a statement of income and expenses for such year, a statement of the

Member’s Capital Account as of the end of such year, and such other statements with respect to the status of the Company and Distribution of the profits and losses therefrom as are considered necessary by the Member to advise the Member properly about its investment in the Company for federal and state income tax reporting purposes.

5.3 Banking. An account or accounts in the name of the Company shall be maintained in such bank or banks as the Managers may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company name by such Persons and in such manner as the Managers may from time to time determine.

ARTICLE VI

MANAGEMENT AND DUTIES

6.1 The Managers.

(a) Except as provided herein, the full, exclusive and complete discretion in the management and control of the business and affairs of the Company shall be vested in one or more managers (the “Managers”) as that term is used in the DLLCA. The Managers may, but need not, be Persons other than the Member.

(b) The number of Managers shall be fixed, and the Persons to serve as Managers shall be designated, by the Member from time to time. The Manager currently designated by the Member is Goodman Networks Incorporated. Each Manager shall serve until his or her death, incapacity, resignation, or removal. Any Manager may resign by providing not less than thirty (30) days’ written notice to the Company. The Member, in its sole discretion, may remove or replace any Manager at any time.

(c) The Managers shall have full authority to bind the Company by execution of documents, instruments, agreements, contracts or otherwise to any obligation not inconsistent with the provisions of this Company Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, the Managers shall not have the authority or power to take any of the following actions without the consent of the Member:

(i) Amend this Agreement;

(ii) Approve a plan of merger or share exchange of the Company;

(iii) Fill vacancies in the Managers;

(iv) Fix the compensation of any Member, Manager, or officer of the Company; or

(v) Any other action for which this Agreement otherwise requires Member consent.

(e) A majority of the Managers present in person or by proxy constitutes a quorum for the transaction of business at any meeting thereof. An act of a majority of the Managers at a meeting at which a quorum is present is the act of the Managers.

(f) Any act required or permitted to be taken at any meeting of the Managers may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Managers having not fewer than the minimum number of votes that would be necessary to take action at a meeting at which all Managers entitled to vote on the action were present and voted.

(g) An email, facsimile or similar transmission by a Person or reproduction of a writing that was signed by the Person shall be regarded as signed by the Person for the purposes of this Company Agreement.

6.2 Expenditures by Company. The Company shall pay compensation for accounting, administrative, legal, technical, and management services rendered to the Company. The Managers and the Member shall be entitled to reimbursement by the Company for any expenditures necessarily and reasonably incurred by them on behalf of the Company, which reimbursement shall be made out of the funds of the Company.

6.3 Advances and Loans by Member. The Member may lend money to and transact other business with the Company, and the Member shall have the same rights and obligations with respect thereto as a Person who is not a Member of the Company. Loans by the Member to the Company, or guarantees by the Member of Company indebtedness, shall not be considered capital contributions to the Company. Any such advance shall be treated as a debt owing from the Company, payable at such times and with such rate of interest as shall be agreed upon by the Company and the Member, subject to the highest lawful rate at any time in effect during the period of such loan. Undistributed earnings and profits of the Company shall not be considered an advance of money to the Company.

6.4 Officers. The Managers may from time to time elect officers of the Company, each of whom shall have the authority and responsibility and serve for the term designated by the Member. None of the officers shall be deemed a manager as that term is used in the DLLCA. Unless otherwise determined by the Member, each officer shall be deemed an agent of the Company and to have duties comparable to persons holding similar offices with Delaware corporations.

6.5 Fiduciary Duties.

(a) No Member or Manager has any fiduciary duties to the Company or any other Person whatsoever.

(b) Except as expressly set forth in this Agreement, and except for the implied contractual covenant of good faith and fair dealing, no Member or Manager has any duties to the Company, to any other Member or Manager, or to any other party to this Agreement.

(c) The Member and any officer shall be entitled to rely, and shall not be deemed to have violated any duty in respect of any action taken in good faith reliance, upon information opinions, reports or statements, including financial statements and other financial data, prepared by (i) one or more officers or employees of the Company, or (ii) legal counsel, public accountants or other persons engaged by or on behalf of the Company as to which the Member, Manager, or officer reasonably believes are within such Person’s professional or expert competence.

ARTICLE VII

CHANGES IN MEMBERSHIP OR INTERESTS

7.1 Transfer of Interests. The Member may, in its own discretion, sell, transfer, assign, give, pledge, or otherwise dispose of or encumber any part or all of its interest in the Company now owned or hereafter acquired, whether voluntarily, by operation of law, or otherwise.

7.2 Admission of New Members. New Members may not be admitted to the Company without the prior written consent of, and may be admitted only upon terms approved by, the Member. Upon admission, new Members shall sign and thereby become subject to an amended version of this Company Agreement approved by the Member and containing provisions in accordance with the DLLCA.

7.3 Withdrawal of Member. The Member may withdraw from the Company at any time by giving written notice of such withdrawal to the Company. Within a reasonable time after such withdrawal, the Member is entitled to receive the fair value of its interest in the Company as of the date of withdrawal.

ARTICLE VIII

TERMINATION OF THE COMPANY

8.1 Events Requiring Winding Up. The Company’s affairs shall be wound up only upon the first to occur of the following:

(a) The written determination of the Member; or

(b) The entry of a judicial decree under the DLLCA requiring the winding up or dissolution of the Company.

The death, dissolution, winding up, termination, bankruptcy, expulsion, withdrawal or other termination of the continued membership of the last remaining Member shall not constitute an event requiring winding up of the Company.

8.2 Liquidation and Distribution of Liquidation Proceeds. Upon the occurrence of any event requiring winding up of the Company for any reason, the Member or any other Person appointed by the Member (in either case, the “Liquidator”) shall commence to wind up the affairs of the Company and to liquidate its assets (“Liquidation”). The Liquidator shall have full power to sell, assign and encumber Company assets. Any property distributed in kind in Liquidation shall be valued and treated as though the property were sold and the cash proceeds were distributed. Upon Liquidation, the assets of the Company shall be used and distributed in the following order:

(a) To pay or provide for the payment of all debts and liabilities of the Company to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities for Distributions to the Member as a Member; and

(b) To the Member (i) in satisfaction of the Company’s obligations for Distributions, (ii) for the return of its capital contributions, and (iii) to account for any remaining amounts.

8.3 Accounting. Within a reasonable time after the date the assets have been distributed in Liquidation, the Liquidator shall cause to be prepared and provided to the Member a statement which shall set forth the assets and the liabilities of the Company as of the date of complete Liquidation.

8.4 Termination. Upon the completion of Liquidation of the Company and the distribution of all Company assets, the Liquidator or Manager shall file a Certificate of Termination with the Secretary of State of Delaware, and upon such filing, the Company shall terminate.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

9.1 Liability. No Member or Manager shall be personally liable for any debt, obligation, or liability of the Company, including any of the foregoing issued under a judgment, decree, or order of a court, and whether arising in tort, contract, or otherwise solely by reason of being a Member, beyond the amounts contributed by the Member to the capital of the Company.

9.2 Exculpation. No Member or Manager shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, unless it is finally adjudicated that such loss, damage or claim was incurred by reason of such Person’s gross negligence, willful misconduct or breach of contract.

9.3 Indemnification. To the fullest extent permitted by applicable law, each Member, Manager, and officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Person by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, unless it is finally adjudicated that such loss, damage or claim was incurred by reason of such Person’s gross negligence, bad faith, willful misconduct or breach of contract; provided, however, that any indemnity under this Section 9.3 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. The indemnification provided by this Section 9.3 shall continue as to a Person who has ceased to serve in the capacity by reason of which the Person was indemnified under this Section with respect to matters arising during the period the Person served in such capacity, and shall inure to the benefit of the heirs, executors, and administrators of such a Person.

9.4 Advancement of Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Member, Manager, or officer in defending any claim, demand, action, suit or proceeding (including court costs and attorneys’ fees) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Person to repay such amount if it shall be determined that the Person is not entitled to be indemnified as authorized in Section 9.3 hereof. Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by a Member or officer in connection with his appearance as a witness or other participation in a proceeding at a time when the Member or officer is not named a defendant or respondent in the proceeding.

9.5 Insurance. The Company may purchase and maintain insurance on behalf of Members, Managers, officers, agents, and employees against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

9.6 Applicability to Strict Liability or Negligence. THE PROVISIONS IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS, AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING THE BENEFIT OF THE PROVISIONS IN THIS ARTICLE IX.

9.7 Effect of Amendment. No amendment, modification, or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Member, Manager, or officer to be indemnified by the Company, nor the obligation of the Company to indemnify any such Person, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Amendments. This Company Agreement may be amended, modified, supplemented or canceled only in writing and with the approval of the Member.

10.2 Company Property. All property, whether real, personal or mixed, tangible or intangible, and wherever located, contributed by the Member to the Company or acquired by the Company shall be the property of the Company. All files, documents, and records shall be the property of the Company and shall remain in the possession of the Company.

10.3 Successors. This Company Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Member and its legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

10.4 Governing Law. This Company Agreement shall be governed, construed and enforced in conformity with the laws of the State of Delaware without regard to conflict of law principles.

10.5 Notices. All notices, offers, or other communications required or permitted to be given pursuant to this Company Agreement shall be in writing and shall be considered as properly given or made, if mailed, five business days after mailing from within the United States by first class United States mail, postage prepaid, return receipt requested, or if by personal delivery, when delivered in person to the address of the recipient’s principal place of business.

10.6 Counterparts. This Company Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

10.7 Entire Agreement. This Company Agreement and the Certificate contain the entire understanding of the Members and supersedes any prior understandings respecting the within subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Company Agreement which are not fully expressed herein or in the Certificate.

IN WITNESS WHEREOF, the undersigned Member has signed and adopted this Company Agreement as of the date first written in the preamble of this Agreement.

MEMBER:

Goodman Networks Incorporated

By:	/s/ Shakeeb Mir
Name: Shakeeb Mir
Title: VP & Assistant General Counsel

EXHIBIT A

Initial Capital Contribution

$150,000